SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              CARE CONCEPTS I, INC.
             (Exact name of registrant as specified in its charter)

                Delaware                                         86-0519152
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   (State of incorporation or organization)                   (I.R.S. employer
                                                             identification no.)

760 E. McNab Road, Pompano Beach, Florida 33060                    33060
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   (Address of principal executive offices)                      (Zip Code)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box [ ]

Securities Act registration statement file number to which this form relates:
N/A

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                     Name of each exchange on which
         to be so registered                      each class is to be registered
         -------------------                     -------------------------------

         Common Stock, $.001 par value               American Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act: N/A

ITEM 1.  Description of Registrant's Securities to be Registered.

         The total number of shares of capital stock of the Company that the Company is authorized to issue is 35,000,000, of which 30,000,000 shares having a $.001 par value per share are designated as common stock and 5,000,000 are designated as preferred stock. As of the date hereof, there are 15,192,425 shares of common stock outstanding. The Company's common stock is currently registered under Section 12(g) and trades on the OTC Bulletin Board.

         Each share of the Company's common stock is entitled to one vote on all matters presented to the shareholders, including the election of directors. Holders of common stock have no preemptive rights nor cumulative voting rights. All outstanding shares of common stock are fully paid and non-assessable. The Company's preferred stock may be issued in one or more series at such time or times and for such consideration or considerations as the board of directors may determine. The board of directors may also determine the rights, designations and preferences of each series of preferred stock.

         There are 1,000 shares of series B convertible preferred stock outstanding and 45,000 shares of series C convertible preferred stock outstanding. The outstanding shares of series B convertible preferred stock, $100 stated value per share, are convertible commencing November 27, 2007, or beforehand at the option of the holder, at 80% of the average closing price of the Company's common stock for the 10 trading days prior to conversion. Dividends accumulate at $8.00 per share annually, payable at the Company's option in cash or in series B preferred shares. The outstanding shares of series C convertible preferred stock, $100 stated value per share, are convertible commencing November 27, 2007 or at the option of the holder beforehand, at 80% of the average closing price of the stock for the 10 trading days prior to conversion, but in no event shall the aggregate outstanding series C shares be convertible into more than 1,000,000 shares of common stock. No dividends are paid nor accrued on the series C preferred shares. As of the date hereof there are up to 1,113,107 shares of common stock reserved for conversion of outstanding shares of series B and series C preferred stock.

ITEM 2.  Exhibits.

2.1 Agreement and Plan of Merger (Incorporated by reference to Form 8-K filed November 19, 2002)
3.1 Certificate of Incorporation (Incorporated by reference to Form SB-2 filed February 14, 1993)
3.2 Amended and Restated Certificate of Incorporation (Incorporated by reference to Form 10-KSB filed March 26, 2001)
3.3 Amended and Restated By-Laws (Incorporated by Reference to Form 10-KSB filed March 26, 2001)
3.4 Certificate of Amendment of Certificate of Incorporation (Incorporated by reference to Form SB-2 Registration Statement filed on December 15, 2002, file no. 333-101863)
3.5 Correction to Certificate of Amendment of Certificate of Incorporation (Incorporated by reference to Form SB-2 Registration Statement filed on December 15, 2002, file no. 333-101863)
3.6 Designations of Preferred Stock (Incorporated by reference to Form SB-2 Registration Statement filed on December 15, 2002, file no. 333-101863)

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                          CARE CONCEPTS I, INC.

Date:    February 11, 2004                By:  /S/STEVE MARKLEY
                                             -----------------------------------
                                          Steve Markley, Chief Executive Officer